                                                               EXHIBIT 99.(a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to stockholders of CPI Corp. on or about December 9, 1997. While the Offer is being made to all stockholders of the Company, tenders will not be accepted from or on behalf of the stockholders in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                                      By

                                   CPI CORP.

                  UP TO 2,350,000 SHARES OF ITS COMMON STOCK

          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                   AT A PURCHASE PRICE NOT IN EXCESS OF $23

                          NOR LESS THAN $18 PER SHARE

     CPI Corp., a Delaware corporation (the "Company"), invites its stockholders to tender up to 2,350,000 shares of its Common Stock, $.40 par value per share (the "Shares") (including the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of May 1, 1989, between the Company and the Rights Agent named therein, as amended), to the Company at prices not in excess of $23 nor less than $18 per Share in cash, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 1997 and in the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.
--------------------------------------------------------------------------------


     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company will determine the single per Share price, not in excess of $23 nor less than $18 per Share, net to the seller in cash, that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price (the "Purchase Price") that will allow it to buy 2,350,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $23 nor less than $18 per Share). All Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, January 7, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 2,350,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) only when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, makes this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents a significant acceleration and expansion of what would otherwise have been a continuing share repurchase program and an attractive investment that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value. Accordingly, the Company is providing stockholders with the opportunity to determine the price or prices (not greater than $23 nor less than $18 per Share) at which they are willing to sell their Shares, subject to the terms and conditions of the Offer and without the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity position in the Company if they so desire.

     Upon the terms and subject to the conditions of the Offer, if more than 2,350,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the following basis: (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned, by such Odd Lot Holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference); and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) second, after purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Harris Trust Company of New York (the "Depositary") and making a public announcement thereof.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Thursday, February 5, 1998. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York  10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                               CREDIT      FIRST
                               SUISSE      BOSTON

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                          (800) 881-8320 (toll free)


December 9, 1997